Exhibit 99.1

WABCO Board of Directors Authorizes Additional $500M Share Buyback Program

BRUSSELS, Belgium, December 8, 2014 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies to improve the safety and efficiency of commercial vehicles, today announced that on December 5, 2014 its board of directors authorized the company to enter into an additional two-year share repurchase program.

The new board authorization allows for the repurchase of up to an additional $500 million of common shares at the discretion of management from December 5, 2014 through December 31, 2016. Since the initiation of WABCO’s first share buyback program in June 2011, the company has returned $962 million in cash to shareowners through the repurchase of 13,483,461 million shares in open market transactions.

“This latest share buyback authorization from our board of directors is good news for WABCO shareowners,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “It demonstrates our ongoing commitment to deliver value to them, in this case by returning cash.”

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, bus and trailer manufacturers. With sales of $2.7 billion in 2013, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Media, investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com

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